EXHIBIT 99



                        LEVITZ FURNITURE REPORTS ON
                       PROGRESS TOWARD EMERGENCE FROM
                      CHAPTER 11 BANKRUPTCY PROTECTION


               BOCA RATON, Fla.-- July 7, 1999 -- Levitz Furniture, Inc., a pioneer in the retail furniture industry, today announced that it has reached three milestones in the process of emerging from Chapter 11 bankruptcy protection.

               First, the company said it has completed a sale-leaseback transaction that enabled the company to pay down all of its 16% Term Notes, totaling $58.4 million, under its Debtor-in-Possession (DIP) financing. This completely eliminated the company's highest-interest debt.

               According to Michael E. McCreery, senior vice president and chief financial officer of Levitz, "This is the first of several debt-reducing real estate transactions we plan to complete over the coming months. By leveraging the value of the company's real estate assets to reduce debt, we intend to reach a point where operational cash flow is more than sufficient to cover debt service expenses."

               Second, following a nationwide review of proposals, the company announced that it has retained the advertising agency of Harris Drury Cohen of Fort Lauderdale, FL to handle broadcast and print creative and assist with the re-launch of the Levitz brand to consumers. Levitz expects to debut a new creative campaign in the next few months that establishes a clear image for the pioneering home furnishings brand.

               In addition, Levitz said that, in compliance with the timeline set by the court, it will file a plan of reorganization today in U.S. Bankruptcy Court for the District of Delaware. The plan provides for Levitz to continue as a going concern, and the company intends to continue offering consumers a full line of affordable name-brand home furnishings. As part of the Plan of Reorganization, stockholders would not receive any distributions and creditors would receive stock in the reorganized Levitz.

               Ed Grund, chairman and chief executive officer of Levitz, stated: "Each of these transactions is an important event as Levitz continues to move closer to its eventual emergence from Chapter 11. We are committed to continuing to work closely with all relevant parties as we keep the emergence process moving forward."

               Grund also reported on several strategic, operational and marketing initiatives that the company has initiated in the past eight months, which are designed to streamline day-to-day operations, reduce overhead and reinvigorate sales. These include:

               Focus on strategic markets: The company closed stores in its lowest-performing markets and is focusing exclusively on its strongest markets.

               Warehouse rationalization: The company has reduced the number of warehouses by nearly fifty percent and is implementing a new inventory replenishment system.

               Stronger field structure: The company created a locally-based field management structure designed to be more responsive to changes in customer tastes and regional trends. Senior-level Market Managers are now able to spend more time in each store than under the previous system, while 21 regional sales support centers enable Levitz to provide better support for in-store sales staff and, in turn, better service to the customer.

               Closer vendor relationships: Following an in-depth review of its trade relationships, Levitz is working with key vendors to develop closer relationships and create operational and financial efficiencies.

               Development of prototype stores: The company introduced a new store design concept in the Philadelphia and Phoenix markets and renovated stores in the Las Vegas, Minneapolis and Los Angeles markets. At many of the re-designed and re-modeled stores, the company has experienced same-store sales increases, which have had a "halo effect" on sales in some markets. Levitz also opened its first new store in more than two years, located in the rapidly growing Santa Clarita Valley north of Los Angeles. All of the new, re-designed and renovated stores employ an open layout based on customer lifestyles, as well as room settings that highlight locally popular styles.

               Grund concluded: "We are 100% focused on improving our business performance in the second half of the year and continuing to work with our creditors and the bankruptcy court to advance the Chapter 11 proceedings."

               Levitz Furniture, Inc. currently operates 64 stores in 13 states on the East and West Coasts and in the Midwest. For more information, visit the company's web site at www.levitz.com.

               Disclaimer: This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. These statements are subject to uncertainties and risks, including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.


CONTACT:       David Rosenberg
               Bratskeir & Company
               (for Levitz Furniture, Inc.)
               212-679-2233